EX-99.14.c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Global & International Funds of our report dated January 21, 2021, relating to the financial statements and financial highlights, which appears in Delaware International Value Equity Fund’s Annual Report on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 17, 2021